NORTHERN LIGHTS VARIABLE TRUST

RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, Northern Lights Variable Trust (the "Trust") is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the Securities and Exchange Commission (the "SEC") as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific series of the Trust in Appendices B and C, as may be amended from time to time;

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

WHEREAS, at a meeting held on December 18, 2006, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Revised Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of Shareholder Class Shares of each Fund issuing those shares; (b) in the best interest of the holders of Investor Class Shares of each Fund issuing those shares and (h) in the best interests of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of the 29th day of March, 2017.

NORTHERN LIGHTS VARIABLE TRUST

By: /s/ Andrew Rogers

Andrew Rogers, President

1

APPENDIX A

RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1. FUNDS AND CLASSES AS OF MARCH 29, 2017

Fund / Fund Family	Share Classes	Share Class Features(1)
		12b-1 Plan(2)	Front-End Sales Charge(3)	Contingent Deferred Sales Charge(3)
7Twelve Balanced Portfolio	Class 1
	Class 2	✓
	Class 3	✓
	Class 4	✓
Astor Macro Alternative Portfolio	Class 1
	Class 2	✓
BTS Bond Asset allocation vit fund	Class 1
	Class 2	✓
leader short-term bond portfolio	Class 1
	class 2	✓
Power Income VIT Fund	Class 1
	Class 2	✓
Power Dividend Index Portfolio	Class 1	✓
	Class 2	✓
Power Momentum Index Portfolio	Class 1	✓
	Class 2	✓
TOPS® Hedged Equity Conservative Growth ETF Portfolio TOPS® Hedged Equity Moderate Growth ETF Portfolio TOPS® Hedged Equity Growth ETF Portfolio	Class 1
	Class 2	✓
	Class 3	✓
	Investor Class	✓
2

TOPS™ Portfolios

TOPS® Balanced ETF Portfolio

TOPS® Moderate Growth ETF Portfolio TOPS® Aggressive Growth ETF Portfolio

TOPS® Managed Risk Balanced ETF Portfolio

TOPS® Managed Risk Moderate Growth ETF Portfolio

TOPS® Managed Risk Growth ETF Portfolio

TOPS® Growth ETF Portfolio

TOPS® Managed Risk Flex ETF Portfolio

TOPS® Conservative ETF Portfolio

Class 1
Class 2	✓	✓

(1) The features and expenses of each share class are described in further detail in the respective Fund’s Prospectus.

(2) The distribution and shareholder servicing expenses of a share class are provided for in the Fund’s respective 12b-1 Plan.

(3) The sales charges associated with a share class are described further in the respective Fund’s Prospectus.

* Fund or share class has not commenced operations as of the date listed below.

2. ALLOCATION OF CLASS EXPENSES

With respect to each Fund, each shareholder class of said Fund represents an interest in the same portfolio of securities of the Trust and has no exchange privileges or conversion features within that Fund. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)       expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(b)       each class will bear different Class Expenses (as defined below);

(c)       each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(d)       each class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

(1)       asset-based distribution, account maintenance and shareholder service fees, and

(2)       extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

3

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

3. ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 2 above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

4. EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5. AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

6. EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same Class at their respective net asset values, provided said Funds are advised by the Same Adviser.